Exhibit 99.1  Press Release Dated August 11, 2003

David G. Mazzella
Veramark Technologies, Inc.
(585) 381-6000
www.veramark.com

FOR IMMEDIATE RELEASE
VERAMARK ANNOUNCES SECOND QUARTER RESULTS

Pittsford, New York – August 11, 2003. Veramark Technologies, Inc. (OTCBB: VERA), today announced financial results for the second quarter ended June 30, 2003. Veramark reported sales of $2,952,514; an increase of 7% from sales of $2,750,021 reported for the first quarter ended March 31, 2003. Sales for the second quarter of 2002 were $3,068,105. For the six months ended June 30, 2003, sales of $5,702,535 were virtually identical to sales of $5,706,945 for the first six months of 2002.

        The Company also reported significant reductions in net losses for the quarter and six months ended June 30, 2003, as compared to prior year results. For the three months ended June 30, 2003, the net loss of $75,451, or $0.01 per share compared to a net loss of $334,093, or $0.04 per share, for the second quarter of 2002. For the six months ended June 30, 2003, the Company reported a net loss of $280,529 or $0.03 per share, versus a net loss of $967,222, or $0.12 per share, for the six months ended June 30, 2002.

        David G. Mazzella, Veramark’s President and CEO, commenting on the results stated, “We are pleased with the progress we have made thus far in 2003 in reducing operating losses, and maintaining sales revenues despite the difficult economic conditions the telecom market continues to face. We are gratified by the continued success of eCAS™, our totally web-based call management platform. Sales of our core call accounting products and services have increased 12% for the first six months of 2003 as compared to the first six months of 2002. In June 2003, the Company announced that it had sold 2,000 units of eCAS since its initial launch into the Company’s sales channels in January of 2002. Additionally eCAS has allowed the Company to broaden its channels of distribution.

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     “During the second quarter of 2003, the Company announced a new strategic distribution agreement with Tech Data Corporation, a leading provider of IT products, logistics management, and other value added services. This distribution agreement affords Veramark access to data-centric resellers, a new target market for Veramark. Currently ranked 117th on the Fortune 500, Tech Data and its subsidiaries serve more than 100,000 technology resellers in the United States, Canada, the Caribbean, Latin America, Europe and the Middle East. The Company will distribute eCAS domestically through Tech Data’s Telephony Specialized Business Unit.”

     Mr. Mazzella also noted, “While eCAS sales increased in the second quarter, we experienced decreases in the sales of our enterprise level products, primarily the Quantum Series™. However, during the second quarter of 2003, the Company announced the release of VeraSMART™, the industry’s first totally web-based Enterprise Telemanagement platform. The first application available on the new VeraSMART platform is an expansion of the Company’s current call management capabilities, allowing Veramark to target significantly larger multi-site business enterprises with very large data volumes, well above the capacity of the current eCAS product line. Veramark is progressing with modules and major additions to the VeraSMART platform. These additions will enable VeraSMART to eventually replace our Quantum Series product. Upon completion, we believe that VeraSMART will be the most advanced, robust, and easy to use Enterprise Level Telemanagement product available.”

     Veramark Technologies, Inc. provides premises-based and outsourced telecom network cost control and productivity solutions for small to large enterprises. Our products include: call accounting; tie-line reconciliation; phone bill consolidation and validation; asset and facilities management; cable management; work order/trouble ticket and service order processing; directory lookup; and call detail record collection and processing for IP-telephony and traditional PBX and Centrex environments.

(See Accompanying Table)

VERAMARK TECHNOLOGIES, INC.
CONSOLIDATED FINANCIAL RESULTS
(Unaudited)

	Second Quarter Ended
	June 30,

	2003	2002

Net Sales	$2,952,514	$3,068,105

Income (Loss) Before Taxes	(75,451)	(334,093)
Income Taxes	—	—

Net Income (Loss)	$(75,451)	$(334,093)

Income (Loss) Per Diluted Share	$(0.01)	$(0.04)

Weighted Average Number of Diluted Shares Outstanding	8,394,314	8,326,954

	Six Months Ended
	June 30,

	2003	2002

Net Sales	$5,702,535	$5,706,945

Income (Loss) Before Taxes	$(280,529)	$(967,222)
Income Taxes	—	—

Net Income (Loss)	$(280,529)	$(967,222)

Income (Loss) Per Diluted Share	$(0.03)	$(0.12)

Weighted Average Number of Diluted Shares Outstanding	8,392,524	8,325,322

This report may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. A variety of factors could cause actual results to differ from the anticipated results expressed in such forward-looking statements. These may include but are not necessarily limited to changes in general economic conditions in the United States and overseas, technological changes in the telecommunications or computer industries, the impact of competition or changes in the marketing strategies of major distributors.

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